SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 22, 2009

SUSSEX BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	0-29030	22-3475473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Munsonhurst Road
Franklin, New Jersey	07416
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (973) 827-2914

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry Into a Material Definitive Agreement.

On April 22, 2009, the Registrant and Sussex Bank, a New Jersey chartered commercial bank and a wholly-owned subsidiary of the Registrant (the “Bank”), entered into a Change in Control Agreement (the “Agreement”) with Candace A. Leatham, the Chief Financial Officer of the Registrant and the Bank.

Under the terms of the Agreement, in the event of  a “change in control” (as defined in the Agreement) of the Registrant followed by either Ms. Leatham’s (i) involuntary termination of employment by the Registrant or the Bank other than for “cause” (as defined in the Agreement) or (ii) voluntary termination of employment by Ms. Leatham for “Good Reason” (as  defined in the Agreement), Ms. Leatham is entitled to receive a lump sum payment equal to two (2) times her then current base salary.

Mr. Leatham remains an “at-will” employee.  The Agreement is effective as of April 22, 2009 and has a term of two (2) years.

Item 8.01            Other Events.

The Registrant Board of Directors approved an increase to the Registrant’s existing stock repurchase program whereby the Registrant may now repurchase up to a total of 400,000 shares of its outstanding common stock.  Stock purchased pursuant to the program may occur either in privately negotiated transactions or through open-market purchases.

Item. 9.01           Financial Statements and Exhibits

(d) Exhibits

10	Change in Control Agreement with Candance A. Leatham dated as of April 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sussex Bancorp, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUSSEX BANCORP
(Registrant)

Dated: April 24, 2009	By:	/s/ Candace A. Leatham
CANDACE A. LEATHAM
Executive Vice President and Chief Financial Officer